AllianceBernstein International Growth Fund, Inc.                                                                                               Exhibit 77C
811-08426
77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein International Growth Fund, Inc. (the “Fund”) was held on November 5, 2010 and adjourned until December 16, 2010 and January 5, 2011.  At the December 16, 2010 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved.  At the January 5, 2011 Meeting, with respect to the fourth item of business, to amend and restate the charter of the Fund and with respect to the fifth item of business, changes to the fundamental policy regarding commodities, an insufficient number of required outstanding shares were voted in favor of each proposal and, therefore each proposal was not approved.  A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Fund’s proxy statement):

Proposal 1. The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

	Voted For	Withheld Authority
John H. Dobkin	56,927,315.449	2,552,942.032
Michael J. Downey	56,936,946.385	2,543,311.096
William H. Foulk, Jr.	56,825,202.127	2,655,055.354
D. James Guzy	56,863,574.533	2,616,682.948
Nancy P. Jacklin	56,952,015.005	2,528,242.476
Robert M. Keith	56,949,550.765	2,530,706.716
Garry L. Moody	56,994,000.651	2,486,256.830
Marshall C. Turner	56,927,950.956	2,552,306.525
Earl D. Weiner	56,871,813.560	2,608,443.921

Proposal 4. The Amendment and Restatement of the Charter.

Voted For	Voted Against	Abstained	Non-Broker Votes
43,396,652.947	3,465,800.376	2,088,127.234	19,276,439.640

Proposal 5. The Amendment of the Fund’s fundamental policy regarding commodities.

Voted For	Voted Against	Abstained	Non-Broker Votes
44,562,905.739	2,493,480.233	1,894,193.585	19,276,440.640